Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Husky Energy Inc.
      We consent to the incorporation by reference in the Registration Statement (No. 333-117972) on Form F-9 of Husky Energy Inc. (the “Company”) of our report dated February 6, 2006 relating to the consolidated balance sheets of the Company as at December 31, 2005, 2004 and 2003, and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three year period ended December 31, 2005, which report appears in the 2005 annual report on Form 40-F of Husky Energy Inc. for the fiscal year ended December 31, 2005 and further consent to the use of such report in such annual report on Form 40-F, and to the inclusion of our comments for US Readers on Canada-US Reporting Differences which appears in the Registration Statement.
/s/ KPMG llp

KPMG llp
Chartered Accountants
Calgary, Alberta, Canada
February 6, 2006